THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
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
                                                Three Months Ended       Year Ended
                                                        March 31        December 31
Cash flows from operating activities:              1996          1995          1995
  Net income                                   $638,000      $985,000    $3,358,000
  Add (deduct) items not affecting cash
    Depreciation and amortization                 4,000       150,000       252,000
    Deferred income taxes                       194,000       108,000     1,404,000
    Gain on sale of assets                                               (1,293,000)
    Equity in earnings of First Indiana Corp (1,012,000)     (964,000)   (3,938,000)
    Dividends from First Indiana Corp           254,000       211,000       846,000
    Other, net                                                              (28,000)
    Changes in operating assets & liabilities:
      Trade accounts, notes, &  receivables     356,000     1,679,000     5,065,000
      Contracts in progress, and inventories                 (378,000)    2,159,000
      Prepaid expenses                          (49,000)       29,000       106,000
      Accounts payable and accrued expenses    (263,000)     (613,000)   (2,427,000)
      Accrued income taxes                     (189,000)      519,000      (246,000)
                                             ----------    ----------    ----------
Cash provided (used) by operating activities    (67,000)    1,726,000     5,258,000

Cash flows from investing activities:
     Proceeds from sale of assets                                         5,222,000
     Purchase of property, plant  equipment                   (17,000)      (44,000)
     Decrease (increase) in other assets                       16,000        70,000
     Increase in long-term notes receivable      (4,000)                   (260,000)
     Decrease (Increase) in short-term
       investments, at cost                   2,484,000           ---    (7,076,000)
                                             ----------    ----------    ----------
Cash provided(used)by investing activities       (4,000)       (1,000)    4,988,000

Cash flows from financing activities:
   Principal payments on long-term borrowing (2,500,000)                 (3,000,000)
   Proceeds from reissue of treasury shares      53,000       121,000       267,000
   Purchase of treasury shares                  (21,000)      (39,000)     (417,000)
   Cash dividends paid                         (205,000)     (164,000)     (327,000)
                                             ----------    ----------    ----------
Cash provided(used)by finance activities     (2,673,000)      (82,000)   (3,477,000)

Increase (decrease) in cash & equivalents      (260,000)    1,643,000      (307,000)

Cash & equivalents at beginning of period     1,699,000     2,006,000     2,006,000
                                             ----------    ----------    ----------
Cash and equivalents at end of period        $1,439,000    $3,649,000    $1,699,000
                                             ==========    ==========    ==========
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See accompanying Notes to Consolidated Financial Statements.

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